Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of April 24, 2012 (the “Effective Date”), by and between Simon Dupéré (the “Executive”) and Niska Partners Management ULC (the “Company”).

WHEREAS, the Company desires to continue to employ the Executive on the terms and conditions set forth herein;

WHEREAS, the Executive desires to continue to be employed by the Company on such terms and conditions; and

WHEREAS, the Executive and the Company desire for this Agreement to supersede and replace any previous employment agreements or arrangements, whether written or oral, that existed between the parties prior to the Effective Date.

NOW, THEREFORE, this Agreement witnesseth that in consideration of the covenants, agreements and payments herein set out and provided for and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged and agreed to by the parties), the parties hereto covenant and agree as follows:

1.                                      Definitions

For the purposes of this Agreement, the following terms shall have the following meanings, respectively:

(a)                                  “Cause” means any reason which would entitle the Company to terminate the Executive’s employment without notice or payment in lieu of notice at common law, or under the provisions of any other applicable law or regulation and includes, without limiting the generality of the foregoing:

(i)                  fraud, misappropriation of the Company’s property or funds, embezzlement, malfeasance, misfeasance or nonfeasance in office which is willfully or grossly negligent on the part of the Executive;

(ii)               the willful allowance by the Executive of his duty to the Company and his personal interests to come into conflict in a material way in relation to any transaction or matter that is of a substantial nature; or

(iii)            the breach by the Executive of any of his material covenants or obligations under this Agreement, including any non-competition, non-solicitation or confidentiality covenants with the Company.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until the Board (defined below) has determined in good faith that the Executive is guilty of misconduct or poor performance constituting Cause as set forth in this definition and there has been delivered to Executive a copy of written notice of termination which shall include a reference to the determination by the Board and specify the particulars thereof in detail.

Notwithstanding anything to the contrary above, the Executive’s termination of employment shall not be considered for Cause unless, where the circumstance that would otherwise constitute Cause is reasonable curable, the Company notifies Executive of the condition or event constituting Cause within ninety days (90) days of the Company becoming aware of the condition’s occurrence and the Executive fails to cure the condition or event, to the extent curable, specified in the notice within thirty (30) days following such notification. The termination of Executive for Cause shall be effective upon the giving of such notice if no cure is reasonably possible or immediately following the cure period if Executive is unable to cure in accordance with the provisions of this definition.

(b)                                 “Change in Control” means, and shall be deemed to have occurred upon, either (i) the acquisition, directly or indirectly in one or more transactions by any person or group of two or more persons acting jointly or in concert, other than the Company, Niska Gas Storage Management LLC (Niska’s “Manager”) or any affiliate of the Company or the Manager, of ownership in, or the right to exercise control or direction over, fifty percent (50%) or more of the then issued and outstanding shares of the Manager entitled to elect directors to the board of the Manager; (ii) a sale or other disposition, including by liquidation or dissolution, of all or substantially all of the assets of the Company and its affiliates in one or more transactions to any person other than an affiliate of the Company or the Manager that occurs during any eighteen (18) month period; or (iii) a majority of the members of the Board being replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board immediately prior to the date of the appointment or election; provided, however, that for purposes of this definition, the following dispositions shall not constitute a Change of Control: (A) any acquisition by investors (immediately prior to the transaction(s)) in the Manager for financing purposes, as determined by the Company’s Board or the compensation committee of the Board, in its sole discretion, (B) an underwriter temporarily holding equity interests pursuant to an offering of such interest; (C) any transfer of assets to an entity that is controlled by the Company or the Manager; or (D) any acquisition by any employee benefit plan (or related trust) sponsored by the Company, the Manager or an entity controlled by either the Company or the Manager. Notwithstanding anything to the contrary contained herein, in the event that any action or event results in any person or group, other than the Company, the Manager, or any affiliate of the Company or the Manager, being able to control or direct fifty percent (50%) or more of the then outstanding shares of the Company within the two (2) year period immediately following the Effective Date, the said action or event shall constitute a Change in Control.

(c)                                  “Fiscal Year” means the period of April 1 to March 31 of the following year.

(d)                                 “Good Reason” means any of the following, unless the Executive shall have given the Executive’s consent thereto:

(i)                                     Inconsistent Duties.  The Company requires the Executive to perform duties that are materially and substantially inconsistent with the status of Executive’s position with the Company or amount to a material and substantial alteration of Executive’s reporting relationships that exist as of the Effective Date;

(ii)                                  Reduced Salary.  The Company’s material reduction (defined as a reduction of 10% or more) of the Executive’s Annual Base Salary in effect on the Effective Date;

(iii)                               Relocation.  The Company’s relocation of the Executive’s primary work location in Calgary, Canada by more than 50 miles from the Executive’s primary work location, such that the Executive is required to relocate the Executive’s permanent residence in Canada in order to continue rendering service to the Company;

(iv)                              Incentive Compensation Plans.  The failure by the Company to permit the Executive to participate in incentive compensation plans which are reasonably comparable, in the aggregate, to the incentive compensation plans provided for in this Agreement and such additional incentive compensation as is provided to the Executive during the term of this Agreement;

(v)                                 Employment Benefits and Perquisites.  The failure by the Company to continue to provide the Executive with the opportunity to participate in employment benefit programs, subject to applicable eligibility requirements, that are reasonably comparable, in the aggregate, to the employment benefit programs provided for in this Agreement and such additional incentive compensation as is provided to the Executive during the term of this Agreement.

Notwithstanding anything to the contrary above, the Executive’s termination of employment shall not constitute Good Reason unless Executive notifies the Company of the condition or event constituting Good Reason within ninety days (90) days of the Executive becoming aware of the condition’s occurrence and the Company fails to cure the condition or event, to the extent curable, specified in the notice within thirty (30) days following such notification.

2.                                      Employment of the Executive

The Company shall employ the Executive, and the Executive shall serve the Company in the position of President and Chief Executive Officer, on the terms and conditions and for the remuneration hereinafter set forth.  The primary work location of Executive’s employment shall be the Company’s executive office currently located in Calgary, Alberta, Canada, provided, however, that the Executive may be required to travel on Company business during his employment.

3.                                      Duties

The Executive shall, during the term of this Agreement:

(a)                                  perform the duties and responsibilities of President and Chief Executive Officer of the Company and those subsidiaries and related entities determined by the Board of Directors of the Company (the “Board”) from time to time, including all those duties and responsibilities customarily performed by a person holding the same or equivalent position, or performing duties similar to those to be performed by the Executive, in companies carrying on a similar business and of a similar size to the Company and the subsidiaries and related entities referred to above in Canada or the United States, as well as such other related duties and responsibilities as may be assigned to the Executive by the Board from time to time;

(b)                                 accept such other office or offices to which he may be elected or appointed by the Board in addition to those of President and Chief Executive Officer of the Company provided that performance of the duties and responsibilities associated with such office or offices shall be consistent with the duties provided for in Section 3(a);

(c)                                  in performing his duties, agree to observe and follow the policies and procedures established by the Company, which are subject to change by the Company from time to time; and

(d)                                 agree to devote his full time and to provide exclusive services to the Company hereunder.  However, should Executive be offered a board seat which is approved by the Board prior to Executive’s acceptance of said board seat, then any reasonable time devoted to those board duties will not be deemed to violate this section’s requirement of devoting full time or exclusive service to the Company.

4.                                      Term

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, in accordance with the terms and conditions set forth herein, for an indefinite term beginning on the Effective Date and continuing until terminated by either party in accordance with the terms and conditions of Section 7 of this Agreement.

5.                                      Remuneration

(a)                                  In consideration for his services to be performed under this Agreement, the Executive shall receive in addition to all other benefits provided for in this Agreement an aggregate annual salary (the “Annual Base Salary”) of $505,000 CDN less required statutory deductions, payable by the Company in semi-monthly installments on such basis as is generally established for executives of the Company from time to time.  The Executive’s Annual Base Salary will be reviewed annually by the Board, and may be increased at the sole discretion of the Board, based upon such factors as the Board in its sole discretion determines are relevant, which factors may include but are not limited to the performance of the Company and the Executive compensation arrangements of other entities of a similar size engaged in a similar business to that of the Company.

(b)                                 On the Effective Date, the Company shall grant the Executive a number of the Company’s restricted phantom units equal in value to $1,000,000 CDN (the “Grant”).  For the purposes of calculating the number of underlying common units associated with the grant, the numerator will be the $1,000,000 CDN and the denominator will be the closing share price of the shares associated with the grant on the Effective Date. In the event that the Company pays out distributions with respect to its common units during the vesting period of the Grant, all such distributions that the Executive would have been entitled to receive had he been the record owner of the common units underlying the Grant awards will be accumulated and paid to the Executive in a single lump sum cash payment on the applicable settlement date of the Grant.  The Grant will vest 100% on the third anniversary of the Effective Date; provided, however, that (i) in the event that the Executive’s employment is terminated (A) by the Company other than for Cause, or (B) by the Executive for Good Reason (either (A) or (B) to constitute an “Involuntary Termination”) prior to the vesting date of the Grant, the Executive will receive pro-rata vesting acceleration of the Grant (calculated by using a fraction, the numerator of which will be equal to the number of days the Executive served in the position of President and Chief Executive Officer of the Company from the Effective Date until the date of the Executive’s actual termination of employment (regardless of any notice period following termination), and the denominator of which will be equal to the number of days in the three year vesting period), and (ii) in the event that the Executive’s termination of employment occurs for any other reason than an Involuntary Termination prior to the vesting of the Grant, the Executive shall forfeit 100% of the Grant and any related accumulated quarterly distributions.  Other terms and conditions of the Grant, such as settlement procedures, will be set forth in a separate award agreement in the form approved by the Board and provided to the Executive.

(c)                                  For each complete Fiscal Year during the employment term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) with a target value that equals 100% of the Executive’s Annual Base Salary as in effect at the beginning of the applicable Fiscal Year.  The payout of the Annual Bonus will be based on achievement of annual target performance goals established by the Board.  Other terms and conditions of each Annual Bonus will be set forth in a separate award agreement in the form approved by the Board.

(d)                                 The Executive shall be entitled to participate in the Company’s long-term incentive plans during the term of his employment.  With respect to each complete Fiscal Year of the employment term, the Executive shall be eligible to receive an annual long-term incentive award with a target value that equals no less than 200% of Executive’s Annual Base Salary as in effect at the beginning of the applicable Fiscal Year (the “LTIP Award”).  The payment or settlement of the LTIP Award will be based upon the achievement of performance results set by the Board for the applicable performance period(s), but in no event shall the maximum LTIP Award payment or settlement exceed 200% of Executive’s target LTIP Award amount.  Other terms and conditions of the LTIP Award will be set forth in a separate agreement in the form approved by the Board and provided to the Executive.

6.                                      Benefits and Perquisites

During the term of his employment, the Executive shall be entitled to the following benefits (the “Benefits”):

(a)                                  annual paid vacation of five (5) weeks provided that unused vacation may not be carried over to a subsequent year nor may it be returned to the Company for cash, subject only to the requirements of applicable employment standards legislation;

(b)                                 the Executive will be entitled to participate in the Company’s RRSP Plan/Non-Registered Employee Savings Plan (or, in the event that the Executive is subject to eligibility or legal restrictions that prevent him participating in the RRSP Plan/Non-Registered Employee Savings Plan, a similar retirement plan or arrangement to be established by the Company or, at the discretion of the Company, cash compensation equivalent to the cost to the Company of the Executive’s participation in the RRSP Plan/Non-Registered Employee Savings

Plan, less required statutory deductions).  The Executive will receive an employer contribution of eight percent (8%) of Executive’s Annual Base Salary per annum to the RRSP Plan/Non-Registered Employee Savings Plan;

(c)                                  the Company shall pay or reimburse the Executive for all reasonable out of pocket business expenses payable or incurred by the Executive in connection with the proper discharge of his duties under this Agreement that are submitted by the Executive to the Company in accordance with the Company’s reimbursement policies;

(d)                                 the Executive shall be entitled to participate and to receive all rights and benefits under any life insurance, disability, medical, dental, health and accidents plans maintained by the Company for its employees generally and for its executive officers specifically;

(e)                                  the Executive will receive Company paid indoor parking at the company’s offices or, if unavailable there, as close as reasonably possible to the Company’s offices.  In accordance with CRA legislation, Company allocated parking is coded as a taxable benefit and will be reflected as such for payroll purposes; and

(f)                                    such other benefits as the Company may subsequently confer upon the Executive.

7.                                      Termination

(a)                                  Terminations Generally.  In the event of the Executive’s termination for any reason, the Executive (or the Executive’s estate, as applicable) will be entitled to receive any Base Salary and vacation earned but not yet paid through the date of the Executive’s termination, and any reimbursements in accordance with this Agreement of any business expense reasonably incurred by the Executive through the date of termination but not yet paid (the “Accrued Obligations”).

(b)                                 Termination of Employment by the Company for Cause.  The Company may terminate this Agreement and the Executive’s employment with the Company at any time for reasons of Cause, pursuant to the definition of Cause in 1(a), without notice, pay in lieu of notice or any other compensation or further obligation to the Executive other than the Accrued Obligations.

(c)                                  Involuntary Termination During the First Three Years of Employment.  Subject to the restrictions set forth in Section 8 below, if the Executive’s employment is terminated due to an Involuntary Termination on or before the third (3rd) year anniversary of the Effective Date, then the Executive shall be entitled to receive, and the Company shall, on the sixtieth (60th) day following the Executive’s termination of employment, pay a cash payment equal to two (2) times the Executive’s Annual Base Salary as in effect at the time of the Executive’s Termination (unless the termination is due to a Good Reason that occurred following a decrease in the Executive’s Annual Base Salary, in which case the Annual Base Salary applicable to this subparagraph shall instead reflect the Annual Base Salary in effect immediately prior to the decrease that resulted in a Good Reason termination), less required statutory deductions and withholdings.  The pro-rata acceleration of the Grant will occur in accordance with the provisions of Section 5(b) above and be settled per the terms of the separate award agreement.  Unless otherwise expressly provided for within the individual award agreement governing the award, all unvested equity-based awards (excluding the Grant) will be forfeited as of the date of the Executive’s termination of employment under this Section 7(c), and the Executive shall receive no further payment of any Annual Bonus that is unpaid at the date of termination, regardless of whether such Annual Bonus is earned or accrued and regardless of any notice period following termination of employment.

(d)                                 Involuntary Termination Following Three Years of Employment.  Subject to the restrictions set forth in Section 8 below, if the Executive’s employment is terminated due to an Involuntary Termination following the third (3rd) year anniversary of the Effective Date, then the Executive shall be entitled to receive, and the Company shall, on the sixtieth (60th) day following the Executive’s termination of employment, pay a cash payment equal to two (2) times the Executive’s Annual Base Salary as in effect at the time of the Executive’s Termination (unless the termination is due to a Good Reason that occurred following a decrease in the Executive’s Annual Base Salary, in which case the Annual Base Salary applicable to this subparagraph shall instead reflect the Annual Base Salary in effect immediately prior to the decrease that resulted in a Good Reason termination), less required statutory deductions and withholdings. Unless otherwise expressly provided for within the individual agreement governing the award, all unvested equity-based awards (including without limitation any LTIP Award) will be forfeited as of the date of the Executive’s termination of employment under this Section 7(d), and the Executive shall receive no further payment of any Annual Bonus that is unpaid at the date of termination, regardless of whether such Annual Bonus is earned or accrued and regardless of any notice period following termination of employment.

(e)                                  Involuntary Termination Following a Change in Control.  Subject to the restrictions set forth in Section 8 below, if the Executive’s employment is terminated due to an Involuntary Termination on or within the two (2) year period immediately following a Change in Control, then the Executive shall be entitled to receive, and the Company shall provide the following benefits to the Executive:

(i)                                     on the sixtieth (60th) day following the Executive’s termination of employment, a cash payment equal to two (2) times the Executive’s Annual Base Salary as in effect at the time of the Executive’s Termination (unless the termination is due to a Good Reason that occurred following a decrease in the Executive’s Annual Base Salary, in which case the Annual Base Salary applicable to this subparagraph shall instead reflect the Annual Base Salary in effect immediately prior to the decrease that resulted in a Good Reason termination), less required statutory deductions and withholdings;

(ii)                                  immediate vesting of all equity-based compensation awards (including, without limitation, the Grant) that were unvested on the date of the Executive’s termination of employment; and

(iii)                               payment of the Annual Bonus for the then current bonus year during which the termination occurs (without regard to any notice period following termination of employment), on a pro-rata basis to the date of termination, calculated on the basis of the Executive’s target Annual Bonus for that year.

(f)                                    Resignation or Retirement.  In the event that the Executive terminates this Agreement and the Executive’s employment with the Company without Good Reason in order to retire or for any other reason, the Executive shall provide thirty (30) days written notice of termination to the Company and the Company shall have no further obligation to the Executive under this Agreement or pursuant to the Executive’s employment aside from any vested equity-based awards (including, without limitation, the Grant and any LTIP awards), and no notice or pay in lieu of notice or other compensation shall be payable to the Executive after termination, other than the Accrued Obligations.

(g)                                 Death or Permanent Disability.  In the event that the Executive dies, or in the event that the Executive is (i) permanently disabled due to illness, disease, mental or physical incapacity or for some other cause and as a result is unable to fulfill his duties under this Agreement for a period of six (6) consecutive months, or for twelve (12) months in any period of twenty-four (24) consecutive months, or (ii) is declared mentally incompetent or incapable of managing his affairs by a court of competent jurisdiction, the Company may terminate the Executive’s employment and shall have no further obligation to the Executive under this Agreement or pursuant to the Executive’s employment, and no notice or pay in lieu of notice or other compensation shall be payable to the Executive (or his estate, as applicable) after termination, other than the Accrued Obligations.

8.                                      Resignations and Release

If the employment of the Executive is terminated for any of the reasons set forth in Section 7(c), (d), (e), (f) or (g) above, the Executive shall immediately tender his resignation from any position he may hold as an officer or director of the Company.  The Executive further agrees to provide the Company, prior to and in consideration for receiving any payments provided under Sections 7(c), (d), or (e) above, as applicable, with an executed release in a form satisfactory to the Company.  All payments provided under Sections 7(c), (d), or (e) above, as applicable, shall be conditioned upon the execution, non-revocation, and delivery of the release agreement to the Company within sixty (60) days following the Executive’s termination of employment.  In the event that the Company does not receive a properly executed release agreement by the Executive within the appropriate time frame, the Executive shall not be entitled to receive any payments or benefits pursuant to Sections 7(c), (d), or (e) above, as applicable, or pursuant to the common law, subject only to the minimum notice or termination pay requirements under applicable employment standards legislation.  The Company shall deliver the final form of the release agreement for the Executive’s consideration within the three (3) day period immediately following the Executive’s termination of employment date in order to ensure that the Executive has adequate time to complete each of his requirements set forth herein.  The Executive shall be expressly required to waive any claim, complaint or cause of action he may have pursuant to statute or common law of Alberta arising out of, or in any way related, to the termination of the Executive’s employment in exchange for any payments under Sections 7(c), (d), or (e) above.

9.                                      No Obligation to Mitigate

The Executive shall not be required to mitigate the amount of any payment or benefit provided for upon termination of this Agreement under Sections 7(c), (d), or (e) above by seeking other employment, nor shall the amount of any payment provided for in Sections 7(c), (d), or (e) be reduced by any compensation earned by the Executive as a result of business or consulting activities or employment by another employer after termination of this Agreement.

10.                               Confidentiality

(a)                                  The Executive acknowledges that he will acquire information about certain matters and things which are confidential to the Company, and which information is exclusive property of the Company, including without limit:

(i)                                     names and addresses, buying habits and preferences of present customers of the Company as well as perspective customers;

(ii)                                  pricing and sales policies, techniques and concepts;

(iii)                               trade secrets; and

(iv)                              other confidential information concerning the business operations or financing of the Company.

(b)                                 The Executive acknowledges that the information referred to in subsection 10(a) could be used to the detriment of the Company, and accordingly the Executive undertakes not to disclose such information to any third party either during the term of his employment, except as may be necessary to properly discharge his employment duties hereunder, or after the termination of his employment, however such termination shall occur, except with the written permission of the Company.

11.                               Non-Competition

(a)                                  The Executive acknowledges and agrees that this Agreement confers special rights and privileges on the Executive, and that in performing the duties of his position he will occupy a position of fiduciary trust and confidence and acquire detailed knowledge and experience regarding all aspects of the Company’s business.  As a result, and in consideration of the Company entering into this Agreement, the Executive agrees that for the benefit of the Company, in the event the Executive’s employment is terminated for any of the reasons set forth in Sections 7(b), (c), (d), or (e) above, for a period of twelve (12) months from the date of termination of the Executive’s employment, he will not for any reason, directly or indirectly, either as an individual or as a partner, joint venturer, employee, principal, consultant, agent, shareholder, officer, director or salesperson of or for any person, association, organization, syndicate, company or corporation, or in any other manner carry on or be engaged or interested in the gas storage, and marketing business (the “Business of the Company”) in competition with the Company, anywhere within the province of Alberta; provided that the Executive shall be entitled, for investment purposes, to purchase and trade shares of any public company which are listed and posted for trading on a recognized stock exchange the business of which may be in competition with the Business of the Company; and provided further that the Executive shall not own, directly or indirectly, more than five percent (5%) of the issued share capital of such public company, or participate in the management of its operations or in any other aspect of its business.

(b)                                 The Executive further agrees that, during his employment pursuant to this Agreement and for a period of six (6) months following termination of employment for any of the reasons set forth in Sections 7(b), (c), (d), or (e) above, he will not solicit the employment of any employee of the Company nor directly or indirectly solicit or contact the Company’s customers for purposes of offering goods or services similar to or competitive with those offered by the Company.

(c)                                  The Executive hereby agrees that all restrictions in this Section 11 are reasonable and valid and all defenses to the enforcement thereof by the Company are hereby waived by the Executive.  The provisions of this Section 11 will not in any way derogate or limit the exercise of the Executive’s ability to engage in subsequent employment and to use information properly in the public domain and his own knowledge, skill and experience to earn a living and are only intended to safeguard against the Executive’s participation in direct competitive endeavors against the Company in a manner that would severely harm the Company and that cannot reasonably be protected against in any other manner.

(d)                                 The parties acknowledge and confirm that:

(i)                                     they have each been independently advised by counsel in respect of the provisions of this Agreement, or having had the opportunity to seek independent advice, have voluntarily and without coercion determined not to seek such advice;

(ii)                                  they have negotiated the provisions hereof on an equal footing based on equal bargaining power at the time of entering into this Agreement; and

(iii)                               neither party was required or coerced to enter into this Agreement.

(e)                                  The Executive acknowledges and agrees that without prejudice to any and all other rights of the Company, in the event of his or her violation or attempted violation of the agreement contained in this clause, an injunction or any other like remedy shall be necessary and essential to protect the Company’s rights, property, and clients, and that an interim injunction may be granted immediately on the commencement of any suit without the requirement of proving actual damages to the Company or its affiliate.  Should such action be necessary, the Executive also agrees to pay the Company’s legal costs on a solicitor and its own client basis for all legal costs incurred in successfully prosecuting a law suit against the Executive for breach of the agreement contained in this clause.

(f)                                    The Executive agrees to notify any subsequent employer of the restrictive covenants contained in this Agreement. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants of this Agreement to third parties upon Executives prior written approval; provided, however, that in the event that Company has a reasonable and good faith belief that the Executive is violating the restrictive covenants contained in this Agreement, the Company reserves the right to provide a copy of such restrictive covenants to the proper parties.

12.                               Indemnification and Insurance

(a)                                  To the extent that it is lawfully able to do so, the Company shall indemnify the Executive and his heirs, and legal representatives against all liability, costs, charges and expenses (including any amounts paid to settle any actions or satisfy any judgment) reasonably incurred by the Executive in respect of any civil, criminal or administrative action or proceeding to which he has been made a party by reason of being or having been an employee, director, or officer of the Company if: (i)  the Executive acted honestly and in good faith with the view to the best interests of the Company; and (ii)  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Executive had reasonable grounds for believing that his conduct was lawful.  The indemnity provided for herein shall not apply to costs, damages or expenses incurred by the Executive as a result of an action by or on behalf of the Company to enforce any obligation of the Executive under Sections 10 or 11 hereof, or as the result of the Company’s decision to defend any claim by the Executive to enforce any provision of this Agreement; and

(b)                                 The Company agrees to maintain directors and officers liability insurance for the benefit of the Executive while the Executive remains an officer of the Company or any other entity within the Company and shall, at the Executive’s option or direction, provide such insurance for the Executive on a run-off basis upon termination of the Executive’s employment with the Company pursuant to this Agreement, for a period of three (3) years from the Executive’s termination of employment, on commercially reasonable terms as determined by the Board.

13.                               Enurement

This Agreement shall enure to the benefit of and be enforceable by the Executive’s successors or legal representatives but otherwise it is not assignable by the Executive.

14.                               Entire Agreement

Except as specifically excepted herein, this Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and replaces and supersedes any prior oral or written employment agreement.  No amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

15.                               Provisions Which Operate Following Termination

Notwithstanding any termination of this Agreement for any reason whatsoever and with or without Cause, the provisions of Articles 7, 8, 9, 10, 11 and 12, and any of the provisions of this Agreement necessary to give efficacy thereto, shall continue in full force and effect following such termination.

16.                               Headings

The headings of the articles, sections and paragraphs herein are inserted for convenience of cross reference only and shall not effect the meaning or construction hereof.

17.                               Severability

If any provision contained herein is determined to be void or unenforceable in whole or in part, it shall be and be deemed to be severed from this Agreement without effecting or impairing the validity of any other provisions herein.

18.                               Choice of Law

This Agreement shall be governed and interpreted in accordance with the laws of Province of Alberta.  The courts of the Province of Alberta shall be the exclusive and proper forum with respect to any claims, actions or suits arising from, in any way related to, or brought with respect to this Agreement and the parties to this Agreement do hereby irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Alberta, except with respect to the enforcement by the Company of any obligation of the Executive under Section 10 or 11 hereof, which may occur in any court of competent jurisdiction.

19.                               Headings

The headings in this Agreement are inserted for convenience and ease of reference only, and shall not effect the construction or interpretation of this Agreement.

20.                               Assignment

This Agreement is a personal services agreement and may not be assigned by the Executive without the prior consent of the Company.  This Agreement may be assigned by the Company at the sole discretion of the Board to the Manger or an affiliate of the Manager or the Company, in accordance with a bona fide reorganization involving only the Manager and entities owned or controlled by the Manager.

21.                               Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sent by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided.  Any such notice or other communication, if mailed by prepaid priority first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fifth business day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee.  Notice of change of address shall also be governed by this section.  In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notice or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section.  Notices and other communications shall be addressed as follows:

(a)                                  if to the Executive:

Simon Dupéré

[***]

Email: [***]

(b)                                 if to the Company:

Niska Partners Management ULC
400, 607 — 8th Avenue S.W.
Calgary, AB T2P 0A7
Attention:  General Counsel

Email: [***]

With a copy of any notice of default to:

Riverstone Holdings, LLC
712 Fifth Avenue
New York, NY 10019
United States
Attention:  Andrew Ward

Email: [***]

22.                               Privacy

The Executive acknowledges and agrees that the Executive will take all necessary steps to protect and maintain personal information of the employees, consultants or customers of the Company obtained in the course of the Executive’s employment with the Company.  The Executive shall at all times comply, and shall assist the Company to comply, with all applicable privacy laws.

The Executive acknowledges and agrees that the disclosure of the Executive’s personal information may be required as part of a potential business or commercial transaction or as part of the Company’s management of the employment relationship, and the Executive hereby grants consent as may be required by applicable law to the disclosure of personal information for the purposes of any potential business or commercial transaction and the ongoing management of the employment relationship by the Company.

23.                               Clawback Provisions

Notwithstanding any other provisions in this Agreement to the contrary and to the extent applicable, any incentive-based compensation, and any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement between the Executive and the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).  The Company may also deduct from amounts payable to the Executive under this Agreement any amounts payable by the Executive to the Company.

24.                               Withholding

The Company shall have the right to withhold from any amount payable hereunder any federal, provincial or local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

25.                               Copy of Agreement

The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement.

/s/ Andrew Ward
Witness	Per	/s/ Simon Dupéré
Name: SIMON DUPÉRÉ

NISKA PARTNERS MANAGEMENT ULC

/s/ Andrew Ward
Witness	Per:	/s/ George O’Brien
	Name:	George O’Brien, Director